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                                                                  Exhibit (i)(3)

                                April 15, 2000

Goldman Sachs Variable Insurance Trust
4900 Sears Tower
Chicago, IL 60606

RE: Internet Tollkeeper Fund of Goldman Sachs Variable Insurance Trust
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Ladies and Gentlemen:

     We have acted as counsel to Goldman Sachs Variable Insurance Trust, a Delaware business trust (the "Trust"), in connection with the registration under the Securities Act of 1933, as amended, of shares of beneficial interest ("Shares") representing interests in an additional series, or fund, of the Trust known as the Internet Tollkeeper Fund ("Fund"). The Trust is authorized to issue an unlimited number of Shares in the Fund.

     We have reviewed the Trust's Declaration of Trust, its by-laws, and certain resolutions adopted by its Board of Trustees and have considered such other legal and factual matters as we have deemed appropriate.

     This opinion is based exclusively on the Delaware Business Trust Act and the federal law of the United States of America.

     Based on the foregoing, we are of the opinion that the Shares, when issued against payment therefor as described in the Trust's prospectus relating thereto, will be legally issued, fully paid and non-assessable by the Trust, and that the holders of the Shares will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the general corporation law of the State of Delaware (except that we express no opinion as to such holders who are also Trustees of the Trust). Pursuant to Section 2 of Article VIII of the Declaration of Trust, the Trustees have the power to cause shareholders, or shareholders of a particular series, to pay certain custodian, transfer, servicing or similar agent charges by setting off the same against declared but unpaid dividends or by reducing Share ownership (or by both means).
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April 15, 2000
Page 2

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as part of a Post-Effective Amendment to the Trust's Registration Statement on Form N-1A. Except as provided in this paragraph, the opinion set forth above is expressed solely for the benefit of the addressee hereof in connection with the matters contemplated hereby and may not be relied upon by, or filed with, any other person or entity or for any other purpose without our prior written consent.

                                    Very truly yours,



                                    /s/ DRINKER BIDDLE & REATH LLP